UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2007
(July 20, 2007)

Newcastle Investment Corp.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-31458	81-0559116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, New York, NY	10105
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (212) 798-6100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act 17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

In connection with the transaction described in Item 2.03 below, Newcastle Investment Corp. ("Newcastle") redeemed all of the securities issued by, and paid all amounts due under, three prior CDOs, Newcastle CDO I, Limited, Newcastle CDO II, Limited and Newcastle CDO III, Limited.

The following is a summary of the three Newcastle CDOs that were redeemed (dollar amounts in millions):

	Date Issued	Remaining Term to Expected maturity(yrs)	Original Deal Size	Issued Liabilities
Newcastle CDO I	Apr-2002	5.0	$500	$444
Newcastle CDO II	Mar-2003	5.7	$500	$472
Newcastle CDO III	Sep-2003	6.2	$500	$460

	Total/WA:	5.6	$1,500	$1,376

Upon redemption, there was approximately $116 million of cash in the three CDOs which was used to redeem the debt and return capital.

Newcastle incurred one-time cash costs, representing early termination payments, of $4.7 million and non-cash charges related to the write-off of deferred financing fees and expenses of $8.3 million. The following is a summary of such costs by quarter (dollar amounts in millions):

	Cash Costs	Non-Cash Costs	Total
2nd Quarter 2007	$1.0	$6.3	$7.3
3rd Quarter 2007	3.7	2.0	5.7
Total:	$4.7	$8.3	$13.0

In connection with this transaction, Newcastle sold $178 million face amount of assets. As a result, a portion of the costs incurred will be offset by the gain on sale of these assets.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

 On July 20, 2007, Newcastle Investment Corp. ("Newcastle") issued $1.4 billion face amount of collateralized debt obligations in its eleventh CBO financing, which it refers to as CBO XI, through two of its consolidated subsidiaries, Newcastle CDO X, Limited and Newcastle CDO X LLC. The proceeds from the offering are being used to redeem securities issued by Newcastle CDO I, Limited, Newcastle CDO II, Limited and Newcastle CDO III, Limited.

$1,247.8 million face amount of senior investment grade rated notes and $24.2 million notional amount of interest-only notes were sold to third parties. Newcastle retained $40.3 million of investment grade notes rated A3/A. In addition, Newcastle retained the remaining $112 million face amount of securities. CBO XI has an expected remaining term to maturity of 10 years.

The table below sets forth further information with respect to the structure of CBO XI (dollars in thousands).
CLASS	MOODY'S/S&P RATINGS	NOTIONAL OR FACE AMOUNT		COUPON	EXPECTED MATURITY (1)

Senior Notes
Sold to Third Parties:

S	Aaa/AAA	$24,242	(2)	(3)	July 2012(3)
A-1	Aaa/AAA	$980,000		LIBOR + 0.260%	July 2017
A-2	Aaa/AAA	140,000		LIBOR + 0.345%	July 2017
A-3	Aaa/AAA	99,750		LIBOR + 0.600%	July 2017
B	Aa3/AA	28,000		LIBOR + 1.250%	July 2017
Total		$1,247,750

Investment Grade Notes
Retained by Newcastle:

C	A3/A	$40,250		LIBOR + 1.750%	July 2017

Remaining Securities
Retained by Newcastle		$112,000

(1)	Reflects expected maturities except for Class S. Contractual maturities are July 2052.
(2)	Notional amount.
(3)	Fixed-rate interest-only notes due July 2012.

At closing, CBO XI owned $1,223 million face amount or 87% of the assets leaving approximately $177 million of cash in CBO XI to be invested. The portfolio initially consists of approximately 56% CMBS, 18% real estate related ABS and 26% REIT debt.

As is customary in any financing, the indenture governing the collateralized debt obligations contains standard provisions for the acceleration of our obligations upon an event of default.

Net of the sale and financing, Newcastle expects to retain an equity investment of approximately $162 million in CBO XI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newcastle Investment Corp. (Registrant)

Date: July 26, 2007	By:	/s/ Debra A. Hess
Name: Debra A. Hess Title: Chief Financial Officer